Exhibit 3.1

THIRD AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SOUTHPORT ACQUISITION CORPORATION

November 13, 2024

Southport Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.             The name of the Corporation is “Southport Acquisition Corporation”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 13, 2021 (the “Original Certificate”).

2.             An Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which both restated and amended the provisions of the Original Certificate, was filed with the Secretary of State of the State of Delaware on December 13, 2021.

3.             A first amendment to the Amended and Restated Certificate, which amended the provisions of the Amended and Restated Certificate, was filed with the Secretary of State of the State of Delaware on June 9, 2023 (the “First Amendment”).

4.             A second amendment to the Amended and Restated Certificate, which amended the provisions of the Amended and Restated Certificate, as amended by the First Amendment, was filed with the Secretary of State of the State of Delaware on March 14, 2024 (the “Second Amendment”).

5.             This third amendment to the Amended and Restated Certificate, as amended by the First Amendment and the Second Amendment (this “Amendment”), further amends the Amended and Restated Certificate.

6.             This Amendment has been approved and declared advisable by the Board of Directors of the Corporation, and was duly adopted by the affirmative vote of the holders of 65% of the common stock of the Corporation entitled to vote at a meeting of stockholders in accordance with the provisions of the Amended and Restated Certificate and Section 242 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

7.             This Amendment shall become effective on the date of filing with the Secretary of State of Delaware.

8.             The text of Section 9.1(b) of Article IX is hereby amended and restated in its entirety to read as follows:

“(b)	Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 24, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for withdrawals of interest earned on the funds held in the Trust Account to the extent necessary to pay the Corporation’s taxes (“Permitted Withdrawals”), none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of one hundred percent (100%) of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by September 30, 2025 (the “Deadline Date”) and (iii) the redemption of shares in connection with a vote seeking to amend any provisions of this Amended and Restated Certificate (A) to modify the substance or timing of the Corporation’s obligation to provide Public Stockholders with the opportunity to have their Offering Shares redeemed in connection with an initial Business Combination or to redeem one hundred percent (100%) of the Offering Shares if the Corporation has not consummated an initial Business Combination by the Deadline Date or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of the Class A Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are Southport Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.””

9.             The text of Section 9.2(a) of Article IX is hereby amended and restated in its entirety to read as follows:

“(a)	Prior to the consummation of the initial Business Combination, the Corporation shall provide all Public Stockholders with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.”

10.           The text of Section 9.2(e) of Article IX is hereby amended and restated in its entirety to read as follows:

“(e)	If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination (or such other vote as the applicable law or stock exchange rules then in effect may require).”

11.           The text of Section 9.2(f) of Article IX is hereby deleted in its entirety.

12.           The text of Section 9.7 of Article IX is hereby amended and restated in its entirety to read as follows:

“Section 9.7 Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to this Amended and Restated Certificate (A) to modify the substance or timing of the Corporation’s obligation to provide Public Stockholders with the opportunity to have their Offering Shares redeemed in connection with an initial Business Combination or to redeem one hundred percent (100%) of the Offering Shares if the Corporation has not consummated an initial Business Combination by the Deadline Date or (B) with respect to any other provision of this Amended and Restated Certificate relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on funds held in the Trust Account (net of Permitted Withdrawals), divided by the number of then outstanding Offering Shares.”

[Signature page follows]

IN WITNESS WHEREOF, Southport Acquisition Corporation has caused this Amendment to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

SOUTHPORT ACQUISITION CORPORATION

By:	/s/ Jeb Spencer
	Name:	Jeb Spencer
	Title:	Chief Executive Officer

[Signature Page to Third Amendment to Amended and Restated Certificate of Incorporation]